EXHIBIT 99.1

PRESS RELEASE DATED APRIL 27, 2006

Media Contact: Mark Stanton

(602) 799-2401

For Immediate Release

Arizona-Based SKYE International Begins Production of New “FORTIS™” Tankless Electric Water Heater

Launch of New Premium Appliance Brand Sets Industry Stage

Chandler, ARIZ. (April 27, 2006) – Consumers will soon have an exciting and efficient new, premium home appliance brand choice with the announcement from SKYE International, Inc. (OTCBB: SKYY) that manufacturing will begin on its highly anticipated FORTIS™ line of patented, high-performance tankless electric water heaters.

According to SKYE President Thomas Kreitzer, manufacturing of the FORTIS™ line of tankless electric water heaters now elevates tankless technology to a new level. The introduction of FORTIS™ to the marketplace means that American families can enjoy the freedom of endless hot water while enjoying the energy savings that result from this ultra-efficient appliance.

“The FORTIS™ line will set a new industry benchmark and we are excited that it will soon be available to consumers in the marketplace,” Kreitzer said.

According to Kreitzer, consumers have developed brand preferences for home appliances like refrigerators, ovens and even plumbing fixtures. Now, even water heaters are gaining consumer brand recognition and SKYE aims to be the premium brand of choice for the benefit-aware consumer who is looking for what is best for their family.

“From the high-end stainless steel finish to the clearly recognizable SKYE logo, the FORTIS™ has brand features that discerning homebuyers will recognize and prefer in making their home even more livable and family-friendly,” Kreitzer said.

Kreitzer said in the past, water heaters were considered a necessary, but often overlooked appliance. Now, as consumers become more knowledgeable and aware of specific features and benefits, he expects consumers will exercise brand preference in the water heater category and ask for the SKYE brand from their homebuilder or contractor.

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Kreitzer explained that the FORTIS™ will join the exclusive list of premium appliances that consumers look to add to the value and comfort of their homes.

According to Kreitzer the manufacturing process began with SKYE issuing its first purchase order for product with Florida-based Jabil Circuit, Inc. (NYSE: JBL). Jabil will initially manufacture the FORTIS™ line in their 190,000 square foot Tempe, Ariz. facility that is near SKYE’s headquarters in Chandler, AZ.

“This exciting announcement is a very important step forward in the evolution of SKYE International,” said Kreitzer. “We are looking forward to a long relationship with Jabil now that we have commenced production under the Manufacturing Services Agreement announced by SKYE in February of this year,” he said.

Tankless electric water heaters have been popular in Europe and Asia and industry leaders believe that demand in the U.S. market will be substantial because of the many advantages of this technology. Some of the advantages include unlimited hot water as compared to traditional water heaters, as well as significant economic and health benefits.

According to Kreitzer there are more than 10 million water heaters replaced every year in North America, in addition to the millions of new homes that are being built. The market is enormous and ready to move away from old technology to a better, advanced and more efficient water heating process.

Kreitzer explained that tankless technology is superior in every way. From conserving energy to providing endless hot water, tankless appliances are rapidly becoming the water heater of choice for many American families

About SKYE

SKYE International, Inc. designs innovative consumer appliances and products with leading edge technology and unparalleled functionality. SKYE’s mission is to provide North American homes with better choices for everyday living by creating useful, multi-generational lifestyle products delivering reliability, innovation, functionality and ecological responsibility.

For more information call 1-877-888-SKYE or visit www.skye-betterliving.com

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About Jabil

Jabil is an electronic solutions company providing comprehensive electronics design, manufacturing and product management services to global electronics and technology companies. Jabil provides comprehensive, individualized-focused solutions to customers in a broad range of industries.  Jabil common stock is traded on the New York Stock Exchange under the symbol “JBL”.  Further information is available on the company’s website: jabil.com

Safe Harbor

This release includes forward-looking statements that generally can be identified by phrases such as SKYE or its management "believes," "expects," "anticipates," "foresees," "forecasts," "estimates" or other words or phrases of similar import. Similarly, statements in this release that describe our business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in forward-looking statements. Other risks and uncertainties include, but are not limited to: general economic conditions and conditions in the markets we address; the substantial losses the company has incurred to date; demand for and market acceptance of new products; successful development of new products; the timing of new product introductions and product quality; the company's ability to anticipate trends and develop products for which there will be market demand; the availability of manufacturing capacity; pricing pressures and other competitive factors; changes in product mix; product obsolescence; the ability of our customers to manage inventory; the ability to develop and implement new technologies and to obtain protection for the related intellectual property; the uncertainties of litigation and the demands it may place on the time and attention of company management; as well as other risks and uncertainties, including those detailed from time to time in our Securities and Exchange Commission filings. The forward-looking statements are made only as of the date hereof. We undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

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